Filed Pursuant To Rule 433
                                                     Registration No. 333-131598
                                                                    May 12, 2006

BROADCAST TRANSCRIPT
"Bloomberg on the Markets"
Bloomberg Television
May 12, 2006
8:14 a.m.

Interview of
George Milling-Stanley
Director of Corporate Communications
for the World Gold Trust Services.




GOLD CONTINUING ITS STUNNING CLIMB, HITTING A 26-YEAR HIGH AGAIN TODAY IN LONDON. PRICES CONTINUED TO GAIN ON INFLATION CONCERNS.

GOLD, BY THE WAY, AS SURGED 72% IN THE PAST YEAR ALONE. $728.50 AN OUNCE. JOINING US IS THE DIRECTOR OF THE WORLD GOLD TRUST SERVICES WHICH SPONSORS THE STREETTRACKS GOLD TRUST AN ETF THAT HIT A RECORD LEVEL YESTERDAY. THAT FUND UP 68% IN THE PAST 12 MONTHS, UP OVER 35% THIS PAST YEAR.

IT'S GREAT TO HAVE YOU HERE AND IF YOU'RE INVESTED IN GOLD, YOU'RE DOING REALLY WELL. HOW HIGH CAN IT GO IN YOUR FROM HERE?

>> I THINK IT CAN GO RATHER HIGH. COPPER IS UP TWO OR THREE TIMES, GOLD IS UP 72%, AS YOU SAY, BUT IT'S ONLY UP 180% IN THE PAST FIVE YEARS.

>> WHY IS GOLD LAGGING ALL THE OTHER COMMODITIES

>> I THINK THE OTHER COMMODITIES WERE MORE OF A CHINA STORY. CHINESE CONSUMPTION IS IMPORTANT TO GOAL, BUT NOT NEAR AS IMPORTANT AS THE OTHER METALS.

>> AT THIS POINT WHAT IS FUELING THE PRIZE IN GOLD

>> I THINK INVESTORS ARE COMING TO REALIZE THE INVESTMENT POSITIVES IN THEIR PORTFOLIOS.

>> WE TALKED AS A GREAT HEDGE AGAINST INNATION, HEDGE AGAINST STORIES IN THE GLOBAL FIRMENTE.

>> IT'S A HEDGE AGAINST THE DOLLAR. IT'S A HEDGE AGAINST INFLATION, IT'S A HEDGE AGAINST GEO POLITICAL TENSIONS. SO THOSE ARE THE REAL REASONS WHY GOLD HAS BEEN GOING UP FOR FIVE YEARS AND PROBABLY WILL CONTINUE TO DO SO.

>> SO YOU DON'T THINK IT'S CRAZY WHEN YOU SEE THE LEVELS THAT GOLD IS HIT AGAINST THIS POINT?

>> I VAN AROUND THAT WHEN NOMINAL GOLD REACHED $850 AN OUNCE, AND PEOPLE SAID, WE'RE GETTING CLOSE TO THE ALL-TIME HIGH. TODAY GOLD WOULD HAVE TO BE OVER $2,000 AN OUNCE. SO THERE'S A LONG, LONG WAY TO GO YET.

>> DID YOU GIVE ME A TARGET?

>> NO.

>> DO YOU WANT TO?

>> NO.  THEN I WOULD BE MAKING A FORECAST AND THAT WOULDN'T BE A GOOD IDEA.

>> BUT WHEN PEOPLE THROW OUT TARGETS OF $1,000 AN OUNCE, THAT DOESN'T SOUND CRAZY TO YOU

>> THAT WOULD STILL ONLY BE HALF THE ALL-TIME HIGH THAT IT REACHED 25 YEARS AGO.

>> THIS IS A FIVE-YEAR CHART OF GOLD. WE SAW A LOT OF TECH NAMES BACK IN THE LATE 1990'S. DIFFERENT STORY OBVIOUSLY WITH GOLD, BUT YOU SEE A LOT OF ROOM FOR -- MORE ROOM TO THE UPSIDE?

>> I THINK SO, WE'RE LOOKING AT SOMETHING THAT HAS NOT DOUBLED IN PRICE.

>> WHAT COULD UNDO GOLD?

>> OH, IF THERE WERE A SUNDAY OUTBREAK IN WORLD PEACE, I THINK THAT WOULD PROBABLY BE BAD FOR THE GOLD MARKET IMMEDIATELY. BUT IT WOULD THEN RECOVER BECAUSE MORE AND MORE PEOPLE WOULD FEEL COMFORTABLE BUYING GOLD JEWELRY, IF THE STOCK MARKET WERE SUDDENLY TO GO BACK UP TO THE KIND OF PACE OF GROWTH WE SAW IN THE LATE 1990'S, EARLY 2000.

>> IF THE INFLATION CONCERNS SEEM TO SUBSIDE IN THE NEXT FEW MONTHS OR SOMETHING. COULD WE SEE A SIGNIFICANT PULL

BACK IN GOLD

>> I THINK WE MIGHT, BUT IT'S NOT JUST THE ABSOLUTE NUMBERS IN INFLATION, INFLATION IS GONE FROM 1% TO BETWEEN 3% AND 4%. THAT DOESN'T TERRIFY PEOPLE BUT THE DIRECTION IS STIRRING AND THE SPEED IS DUSH -- DISTURBING.

>> YOU'VE GOT GOLD STOCKS.

>> THERE'S NO BAD WAY TO INVEST IN GOLD. THEY HAVE ALL BENEFITED, GOLD OPTIONS FUTURES, THE WHOLE THING. WE TALKED TO A LOT OF INVESTORS THREE, FOUR YEARS AGO AS TO WHAT EXACTLY WOULD ENCOURAGE THEM TO COME INTO THE MARKET AND THEY SAID IF YOU COULD GIVE US A PURE PROXY FOR THE GOLD PRICE AND TAKE ALL THE FRICTION OUT OF OWNING PHYSICAL GOLD AND SO WE CAME UP WITH STREETTRACKS GOLD STAIRS. YOU CAN GET ALL THE INFORMATION ON STREETTRACKS GOLD SHARES.COM. WE THOUGHT WE WOULD BE GETTING GOOD RETURN IF WE DID IT IN THREE -- EIGHT MONTHS AND WE DID IT IN THREE YEARS.

>> SO GO, GO, ON GOLD

>> I'M GO, GO ON GOLD.

                                      *****

streetTRACKS(R) GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: streetTRACKS(R), 30th Floor, Boston, MA 02111.